Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

TORREYPINES THERAPEUTICS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, TorreyPines Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

The name of the Corporation is TorreyPines Therapeutics, Inc. and the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 3, 2006. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendment amends the Certificate of Incorporation of the Corporation as follows:

1.	Article I is hereby deleted in its entirety and replaced with the following:

“The name of the corporation is RAPTOR PHARMACEUTICAL CORP. (the ”Corporation”).”

2.	Section (A)(1.) of Article IV is hereby amended by adding a second and third paragraph which read as follows:

“Effective at 8:01 p.m. Eastern Daylight Time, on September 29, 2009 (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time shall automatically be reclassified into a smaller number of shares such that each seventeen shares of the Corporation’s issued and outstanding Common Stock immediately prior to the Effective Time are reclassified into one validly issued, fully paid and nonassessable share of Common Stock, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification, following the Effective Time (after taking into account all fractional shares of Common Stock otherwise issuable to such holder), shall be entitled to receive a cash payment equal to the fraction to which such holder would otherwise be entitled multiplied by the closing price of a share of Common Stock on the NASDAQ Global Market on the date of filing of this Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware.

LEGAL_US_W # 62767975.1

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.”

3.	The amendment shall become effective at 8:01 p.m. Eastern Daylight Time, on September 29, 2009.

LEGAL_US_W # 62767975.1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its Chief Executive Officer, this 29th day of September, 2009.

TORREYPINES THERAPEUTICS, INC.
By: /s/ Evelyn Graham
Name: Evelyn Graham
Title: Chief Executive Officer

[Signature Page to Certificate of Amendment of Certificate of Incorporation]